                                                                   EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "AGREEMENT") is made and entered into as of this 28th day of December, 2000, by and among:

        United Therapeutics Corporation (a Delaware corporation)
        1110 Spring Street
        Silver Spring Maryland 20910 ("UTC"),

        UTSC Sub Acquisition, Inc. (a Delaware corporation)
        1110 Spring Street
        Silver Spring Maryland 20910  ("UTSC SUB"), a subsidiary of UTC,

        Medicomp, Inc. (a Florida corporation)
        7845 Ellis Road
        Melbourne, Florida 32904 ("MEDICOMP, INC."), and

        Telemedical Procedures LLC (a Florida limited liability company) 7845 Ellis Road
        Melbourne, Florida 32904 ("TELEMEDICAL PROCEDURES LLC").

Medicomp, Inc. and Telemedical Procedures are at times referred to in this Agreement jointly and severally as "the MEDICOMP COMPANIES".

Unless the context provides otherwise, capitalized terms used herein are defined in Section 10.1.

                                   RECITALS

        A. The Boards of Directors of Medicomp, Inc., Telemedical Procedures LLC, UTC and UTSC Sub have determined that the acquisition of the Medicomp Assets and assumption of certain Medicomp Liabilities by UTSC Sub pursuant to the terms and conditions of this Agreement (the "ACQUISITION") are to the long term benefit of the shareholders or members of each entity and will provide strategic benefits to Medicomp, Inc., Telemedical Procedures LLC, UTC and UTSC Sub and, accordingly, the respective Boards of Directors have approved the Acquisition, subject to approval of the Medicomp Stockholders;

        B. The Medicomp Companies desire to sell the Medicomp Assets and assign the Medicomp Liabilities to UTSC Sub as provided in this Agreement;

        C. UTSC Sub desires to purchase the Medicomp Assets and assume the Medicomp Liabilities as provided in this Agreement; and

        D. The Medicomp Companies, UTSC Sub and UTC desire to make certain representations, warranties and agreements in connection with and establish various conditions precedent to the Acquisition.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I. PURCHASE AND SALE OF THE MEDICOMP ASSETS AND ASSUMPTION AND TRANSFER OF THE MEDICOMP LIABILITIES

1.1     Medicomp Assets and Medicomp Liabilities.

        (a) Subject to the terms of this Agreement, at the Closing (defined in Section 1.2 below), the Medicomp Companies shall sell, convey and deliver to UTSC Sub and UTSC Sub shall purchase all right, title and interest in and to the Medicomp Assets, free and clear of any Liens, and the Medicomp Companies shall transfer and assign to UTSC Sub and UTSC Sub shall assume the Medicomp Liabilities. The parties intend that the Acquisition shall be treated as a fully taxable asset acquisition transaction for tax purposes.

        (b) The consideration for the transfer and sale to UTSC Sub of the Medicomp Assets shall be the assumption by UTSC Sub of the Medicomp Liabilities and the Shares issued and cash consideration pursuant to Section 1.3.

        (c) If the assignment or transfer of any obligation or instrument would cause a breach thereof and if no required consent to such assignment or transfer has been obtained, then, at UTSC Sub's election and in its sole discretion, such obligation or instrument shall not be assigned or transferred, but UTSC Sub shall act as agent for the Medicomp Companies in order to obtain for UTSC Sub the benefits under such obligation or instrument.

        (d) EXCEPT AS EXPRESSLY AND UNAMBIGUOUSLY PROVIDED IN THIS SECTION 1.1, NEITHER UTC, UTSC SUB NOR ANY OF THEIR AFFILIATES ASSUMES OR AGREES TO BECOME LIABLE FOR OR SUCCESSOR TO ANY LIABILITIES OR OBLIGATIONS WHATSOEVER, LIQUIDATED OR OTHERWISE, WHETHER OF THE MEDICOMP COMPANIES OR ANY OTHER PERSON OR OF THE BUSINESS. NO OTHER STATEMENT IN OR PROVISION OF THIS AGREEMENT AND NO OTHER STATEMENT, WRITTEN OR ORAL, ACTION OR FAILURE TO ACT INCLUDES OR CONSTITUTES ANY SUCH ASSUMPTION OR AGREEMENT, AND ANY STATEMENT TO THE CONTRARY BY ANY PERSON IS UNAUTHORIZED AND HEREBY DISCLAIMED.

1.2 Closing. The purchase and sale contemplated by this Agreement shall be consummated at a Closing to be held at the Melbourne, Florida offices Holland & Knight LLP starting at 3:30 p.m. local time on December 28, 2000, or at such other time or place as may be agreed upon by the parties upon satisfaction (or where appropriate waiver) of the conditions to Closing set forth in Article 6 below, but not later than December 31, 2000. The consummation of such purchase and sale is referred to in this Agreement as the "CLOSING" and the date of such Closing is the "CLOSING DATE."

1.3 Consideration. UTC, on behalf of UTSC Sub, (i) shall pay to Medicomp, Inc. Four Million Five Hundred Thousand Dollars ($4,500,000) cash (the "MEDICOMP CASH CONSIDERATION"), (ii) shall issue to Medicomp, Inc. 257,142 shares of UTC Common Stock (the "SHARES") as set forth below, and (iii) shall pay to Telemedical Procedures LLC Three Million Five Hundred Thousand Dollars ($3,500,000) cash (the "TELEMEDICAL CASH CONSIDERATION") (the Medicomp Cash Consideration and the Telemedical Cash Consideration shall be referred to collectively hereinafter as the "CASH CONSIDERATION"). The Shares shall be registered by UTC for resale by Medicomp, Inc. in accordance with the terms of the Registration Rights Agreement attached as Exhibit D hereto and shall be subject to the Transfer Restrictions provided in Section 7.3 below.

        (a) A certificate for 128,571 shares (representing 50% of the Shares) issued in the name of Medicomp, Inc. will be delivered to Medicomp, Inc. at Closing or, if such certificate has not been delivered by the Transfer Agent to UTC prior to Closing, then an irrevocable letter from UTC directing the Transfer Agent to issue a certificate for 128,571 shares (representing 50% of the Shares) in the name of Medicomp, Inc. will be delivered to Medicomp, Inc. at Closing; and


        (b) A certificate for 128,571 shares (representing 50% of the Shares) will be delivered to the Escrow Agent to be held in escrow pursuant to the "hold-back" terms of the Escrow Agreement (such Shares shall be referred to as the "ESCROW SECURITIES") or, if such certificate has not been delivered by the Transfer Agent to UTC prior to Closing, then an irrevocable letter from UTC directing the Transfer Agent to issue a certificate for 128,571 shares (representing 50% of the Shares) to the Escrow Agent will be delivered to Medicomp, Inc. at Closing; and


        (c) A certified check or a wire transfer in the amount of the Medicomp Cash Consideration will be delivered to Medicomp, Inc. and a certified check or a wire transfer in the amount of the Telemedical Cash Consideration will be delivered to Telemedical Procedures LLC at Closing provided that the $500,000 loan amount evidenced by that certain Promissory Note dated December 18, 2000 from the Medicomp Companies and Guardian Diagnostics, Inc. to UTC (the "PROMISSORY NOTE") may be considered as an additional payment upon Closing, with such Promissory Note marked cancelled and paid in full at Closing and, if so, the amount of the Promissory Note shall reduce the amount of the Medicomp Cash Consideration delivered at Closing by such amount.


1.4     Issuance of Shares; Escrow; Restrictive Legend.

        (a) UTC shall direct its Transfer Agent to issue certificates evidencing the Shares in accordance with this Agreement.

        (b) On the Closing Date, the parties shall deliver into Escrow pursuant to the Escrow Agreement, either a share certificate evidencing the Shares or an irrevocable letter from UTC to the Transfer Agent as set forth in
Section 1.3(b) above.

        (c) Medicomp, Inc. acknowledges that the Shares have not been registered under the Securities Act or the securities laws of any state and therefore shall bear a restrictive legend substantially as follows:

        THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND HAVE BEEN ISSUED IN RELIANCE ON AN EXEMPTION FROM REGISTRATION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.


1.5 Post-Closing Adjustment to Shares. The amount of the Shares shall be adjusted on the third anniversary of Closing (the "ANNIVERSARY DATE") as follows: in the event that the per share average closing price of UTC Common Stock as reported by the Nasdaq National Market or any other market on which the Shares are then traded over the 30 calendar days prior to the Anniversary Date (the "AVERAGE ANNIVERSARY CLOSING PRICE") is less than $70.00 per share (as adjusted for any intervening dividends or stock splits) then, in such event, within twenty days of the Anniversary Date, UTC will issue to Medicomp, Inc. that number of additional shares of UTC Common Stock valued at the Average Anniversary Closing Price in order to achieve the equivalence of Shares valued at $70.00 per share as of Closing, up to a maximum number of 600,000 shares. In the event that UTC issues additional shares under this
Section 1.5, such shares shall be deemed "Shares" for all purposes of this Agreement and shall be registered by UTC for resale by Medicomp, Inc. in accordance with the terms of the Registration Rights Agreement attached as Exhibit D hereto.


ARTICLE 2.  [Reserved]

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE MEDICOMP COMPANIES

The Medicomp Companies make the following representations and warranties to UTSC Sub and UTC, as of the date of this Agreement.

3.1     Subsidiaries.

        (a) Medicomp, Inc. holds 92.499% of the membership interests in Telemedical Procedures LLC. There are no other entities owned or controlled by the Medicomp Companies.

        (b) Other than Medicomp, Inc.'s interest in Telemedical Procedures LLC, the Medicomp Companies neither own, directly or indirectly, nor have the right to acquire, any share of capital stock, partnership interest, joint venture interest or other security or equity interest in any corporation, limited liability company, partnership, joint venture, or other entity.

3.2     Organization, Good Standing and Qualification.

        Medicomp, Inc. is a corporation duly organized and validly existing under the laws of the State of Florida. Telemedical Procedures LLC is a limited liability company duly organized and validly existing under the laws of the State of Florida. The Medicomp Companies have all necessary power and authority to own their Property and to carry on the Business as now owned and operated by them. The Medicomp Companies are duly qualified to do business or are otherwise approved or validly registered and are in good standing in every jurisdiction where the character of the Properties owned or leased by them or the nature of the Business conducted by them makes such qualification, approval or registration necessary, except where failure to be so qualified, approved or registered would not be Materially Adverse to the Medicomp Companies. Schedule 3.2 sets forth all of the jurisdictions in which the Medicomp Companies are qualified to do business or otherwise are approved or registered or have branch offices or representative offices. The only businesses engaged in by the Medicomp Companies is the Business.

3.3     Capitalization.

        (a) The authorized capital stock of Medicomp, Inc. par value per share of $0.01 consists of 2,500,000 shares of Medicomp, Inc. common stock, of which 2,241,667 shares are issued and outstanding as of the date hereof as set forth on Schedule 3.3, and 1,500 shares of Medicomp, Inc. preferred stock, of which 1,360 shares are issued and outstanding as of the date hereof as set forth on Schedule 3.3. All shares of capital stock of Medicomp, Inc. currently issued and outstanding and all other securities of Medicomp, Inc. currently issued and outstanding (all as set forth on Schedule 3.3) have been duly authorized and validly issued and are fully paid and nonassessable.

        (b) The outstanding membership interests of Telemedical Procedures LLC as of the date hereof are set forth on Schedule 3.3.

3.4     No Conflict.

        The execution and delivery of this Agreement and the other Transaction Agreements do not, and the performance of and compliance with this Agreement and such other Transaction Agreements will not:

        (a) give rise to, accelerate the maturity of or otherwise modify any obligation of the Medicomp Companies or result in a material breach of or constitute (with or without the giving of notice or the passage of time or both) a material default under any material obligation of the Medicomp Companies or result in the creation of a Lien on the Medicomp Assets pursuant to (i) the terms of any applicable statute, law, ordinance, rule or regulation, or (ii) the terms, conditions or provisions of the constituent documents of the Medicomp Companies, or any Contract, permit, concession, grant, franchise, license, judgment, order, decree or other instrument or arrangement to which the Medicomp Companies are a party or by which the Medicomp Companies or any of the Property of the Medicomp Companies are bound; or

        (b) give rise to (i) any loss of subsidies, bonuses, exemptions, rebates, discounted loans or other advantages, (ii) any early termination or significant modification of any Contract to which the Medicomp Companies are a party, (iii) any obligation to pay a bonus, or indemnity or other payment to any director, employee or contractor of the Medicomp Companies, (iv) any calls for early repayment of any loans or financing granted to the Medicomp Companies, (v) any modification, suspension or withdrawal of any permits or authorization granted to the Medicomp Companies, or of any favorable fiscal or corporate regime in place as a result of an agreement or otherwise, (vi) payment of any taxes, fees or duties, (vii) any entitlement for any Person to be released from its obligations under the terms of any guarantee, comfort letter or other similar document issued as a security or in support of any undertakings on the part of the Medicomp Companies, and (viii) any registration or constitution of a pledge or other security on the assets of the Medicomp Companies.



3.5     Approvals and Consents.

        Other than as disclosed on Schedule 3.5, no consent, permit or approval of, filing with or notice to any Governmental Agency or any other Person (whether or not governmental in character) has been or is required to be obtained, made or given by the Medicomp Companies in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the performance of and compliance by the Medicomp Companies with this Agreement and such other Transaction Agreements, other than those which have been obtained and other than approval of the Medicomp Stockholders as contemplated by Section 6.1(a).

3.6     Authorization; Validity.

        Subject to approval of the Medicomp Stockholders, the Medicomp Companies have full power, legal capacity and authority to enter into, perform and comply with this Agreement and each of the other Transaction Agreements to which they are or will be a party. This Agreement and each of the other Transaction Agreements have been, or will at Closing be, duly executed by the Medicomp Companies and constitutes, or will constitute at Closing, the valid and binding obligations of the Medicomp Companies, enforceable against the Medicomp Companies in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.7     Financial Statements.

        Schedule 3.7(i) includes the balance sheets and related statements of income (including notes, accounting estimates and principles) of the Medicomp Companies as set forth in U.S. dollars and prepared in accordance with generally accepted accounting principles consistently applied as of and for the tax years ending October 31,1998, and 1999, and 2000, which balance sheets and related statements of income for 1998, 1999 and 2000 are unaudited. The financial statements in Schedules 3.7(i) are referred to collectively as the "FINANCIAL STATEMENTS." The Financial Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied, (b) subject to any limiting conditions or statements set forth therein, fairly present the financial position of the Medicomp Companies as of the respective dates indicated and the results of the Medicomp Companies' operations for the respective periods indicated, and (c) were prepared from existing books, records, descriptions and representations of the Medicomp Companies, which books, records, descriptions and representations of the Medicomp Companies, when taken in conjunction with the audit statement and work papers, are substantially complete and correct in all material respects and do not contain or reflect any material inaccuracies or discrepancies.

3.8     Absence of Specified Changes.

        Except as set forth in Schedule 3.8, as specifically disclosed in the Financial Statements and as otherwise expressly contemplated by this Agreement, since December 31, 1999, there has not been any:

        (a) Materially Adverse change in the financial condition, liabilities, assets, Business or prospects of the Medicomp Companies;

        (b) Labor trouble or other event or condition in respect of the officers or employees of the Medicomp Companies that is Materially Adverse to the Medicomp Companies;

        (c) Entering into or assumption of any material Contract or obligation by the Medicomp Companies, other than in the Ordinary Course of Business or as contemplated hereby;

        (d) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Medicomp Companies;

        (e) Revaluation by the Medicomp Companies of any of their assets for book or tax purposes, other than for adjustments made as part of or arising out of the preparation of the Financial Statements;

        (f) Except as disclosed on Schedule 3.20(a)(i), material increase in the salary or other compensation payable or to become payable by the Medicomp Companies to any of their officers, directors, employees, consultants, or contractors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such individual, except as dictated by applicable law;

        (g) Sale, lease or other disposition or transfer of any Property of the Medicomp Companies other than in the Ordinary Course of Business;

        (h) Amendment or termination of any Contract or license to which either the Medicomp Companies are a party or by which the Medicomp Companies or any of the Property of the Medicomp Companies are or may be bound, the effect of which is Materially Adverse to the Medicomp Companies;

        (i) Guarantee by the Medicomp Companies of any obligation of any Person;

        (j) Material increase in the level of the Medicomp Companies Indebtedness or any new borrowings or loans by the Medicomp Companies;

        (k) Waiver or release of any right or claim of the Medicomp Companies, the effect of which is Materially Adverse to the Medicomp Companies;

        (l) Any dividends, distributions or other payments by the Medicomp Companies to any Medicomp Stockholder in any form, or any loans, advances or capital contributions to, or investments in, any other Person;

        (m) Imposition of any Lien (other than a Permitted Lien) on any Property of the Medicomp Companies;

        (n) Any failure to pay the trade payables and other obligations of the Medicomp Companies in excess of $5,000 individually within 60 days of the date of receipt of invoices therefor or pursuant to their agreed payment terms, which are currently unpaid, or any material change in the practices or procedures of the Medicomp Companies with respect to the payment of trade payables or other obligations of the Medicomp Companies or the collection of accounts receivable and revenues (whether by way of acceleration of collections or otherwise);

        (o) Payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in accounts which in the aggregate exceed the sum of $25,000, other than the payment, discharge or satisfaction in the Ordinary Course of Business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto);

        (p) Exclusive license or other license or arrangement granted to any Person with respect to the Medicomp Proprietary Rights; or

        (q) Loss or threatened loss of employees, consultants, vendors, suppliers, or customers that is or would be Materially Adverse to the Medicomp Companies.

3.9     Liabilities.

        Except for the Medicomp Liabilities, UTSC Sub is not acquiring any liabilities, debts or obligations (and the Medicomp Assets are subject to no claims), known or unknown, fixed or contingent, liquidated or unliquidated, secured or unsecured, direct or indirect, or of any other kind or nature whatsoever.

3.10    Tax Returns and Payments.

        (a) All Tax declarations, returns and other filings required to be filed or made by the Medicomp Companies have been timely filed and are true, correct and complete, and all Taxes, assessments, fees, interest, penalties and other governmental charges shown to be due and payable on such declarations, returns or filings have been paid or will be paid on a timely basis. The Medicomp Companies have delivered to UTSC Sub complete copies of all such Tax declarations, returns and other filings made within the past three years prior to the execution of this Agreement. The Medicomp Companies have not received any written notice of a proposed deficiency or additional assessment for any Taxes, assessments, fees, interest, penalties or governmental charges against the Medicomp Companies, and no claim for assessment or collection of Taxes has been made for which adequate provision has not been made or which has not been resolved as of the date hereof. Except as set forth at Schedule 3.10(a), there is no completed, pending, or to the Knowledge of the Medicomp Companies, threatened Tax audit or investigation with respect to the Medicomp Companies, and the Medicomp Companies neither are the subject of any inspection or inquiry, nor received any request or notice from any Governmental Authority with respect to, the Tax declarations, returns or filings of the Medicomp Companies or Taxes that may be due by the Medicomp Companies. All Taxes resulting from or relating to the operations of the Medicomp Companies which were or will be required to have been paid, withheld or collected and remitted to the proper taxing authority by the Medicomp Companies at any time prior to the Closing Date, have been, or will prior to the Closing Date be, paid, withheld or collected and remitted in full.

        (b) Other than net operating loss carry-forwards, the Medicomp Companies have not benefited from any fiscal advantage or favorable tax regime by reason of their status or activities. The Medicomp Companies have not benefited from any fiscal advantage or favorable tax regime in exchange for existing undertakings or obligations by which they are still bound. The Medicomp Companies are not bound by any obligation nor shall they incur any additional tax burden as a result of their enjoyment of any fiscal advantages or postponement of taxation, or of any favorable tax regime.

        (c) Except for Permitted Liens, there are no Liens or grounds for assertion or assessment of any Liens for Taxes upon the Medicomp Assets. Except as set forth on Schedule 3.10(c), the Medicomp Companies are not nor have they been a party to any Tax or loss sharing or Tax allocation agreement. No item of income or gain reported by the Medicomp Companies for financial accounting purposes in any pre-Closing Date period since December 31, 1999 is required to be included in Taxable income in any post-Closing period. The Medicomp Companies are not required to include in income any adjustment in their current or in any future Taxable period, by reason of a change in accounting method; nor to the Knowledge of the Medicomp Companies has a Tax authority proposed, or is a Tax authority considering, any such change in accounting method except as may be otherwise disclosed on Schedule 3.10(a). There are no outstanding rulings or any requests for rulings from any Tax authority with respect to the Medicomp Companies.

        (d) None of the assets of the Medicomp Companies is property that is required to be treated by Tax authorities as owned by any other Person and none of the Medicomp Assets is Tax exempt use property.

3.11    Real Property Leases.

        Schedule 3.11 contains a list of the Real Property Leases which list identifies the date of each such Real Property Lease and the address of the real property which is the subject thereof. True and complete copies of each of the leases identified on Schedule 3.l1 and any and all amendments thereto have been made available to UTSC Sub. As of the Closing Date, except as disclosed on Schedule 3.11, the Medicomp Companies will have secured the written agreements of all lessors to assign the Real Property Leases to UTSC Sub. Upon the Closing, UTSC Sub will have all right, title and interest of the lessee under the terms of the Real Property Leases, free and clear of all Liens. There has been no default or basis for termination of, nor has any event occurred which could constitute a default or basis for termination of, any Real Property Lease. The Medicomp Companies do not own any real property.

3.12    Condition of Property.

        All buildings, improvements and Equipment owned or otherwise used by the Medicomp Companies and material to the operation of the Business are in good operating condition and repair, with no material defects except as disclosed on Schedule 3.12. To the Knowledge of the Medicomp Companies, all buildings, improvements and Equipment leased by the Medicomp Companies and material to the operation of the Business are in good operating condition and repair, with no material defects. The buildings, improvements and Equipment owned, leased or otherwise used by the Medicomp Companies are suitable for the operation of the Business as currently conducted. None of the real property used by the Medicomp Companies is the subject, and to the Knowledge of the Medicomp Companies is not likely to become the subject, of any actions for hidden defects, failure to conform with laws, regulations, rules, codes or other applicable legal requirements, or actions invoking the builders' liability, subject to periodic building code, fire and life safety inspections in the normal course of business which could result in building, tenant space, tenant equipment or other modifications or compliance adjustments from time to time. The activities carried out on the real property covered by Real Property Leases are duly authorized thereby and are not in material violation of any applicable law, regulation, ordinance, zoning code, or similar enactments.

3.13    Equipment/Title to Properties/Transfer of Medicomp Assets.

        (a) Schedule 3.13(a) sets forth a complete and accurate list of each item of Equipment owned by the Medicomp Companies as of the date hereof and the address at which each item of Equipment is located. Schedule 3.13(a) sets forth a complete and accurate list of each lease pursuant to which the Medicomp Companies lease any item of Equipment and under which the monthly rental payment exceeds $500 individually. True and complete copies of each of the leases identified on Schedule 3.13(a) and any and all amendments thereto have been made available to UTSC Sub. The Medicomp Companies are not in default under any of the leases set forth on Schedule 3.13(a). As of the Closing Date, the Medicomp Companies will have secured the written agreements of all lessors of Equipment under which the monthly rental payment exceeds $500 individually to assign such leases to UTSC Sub except as disclosed on
Schedule 3.13(a).

        (b) The Medicomp Companies have good and marketable title or valid leasehold to all their Properties, in each case free and clear of any Lien except: (i) those listed in Schedule 3.13(b); (ii) Permitted Liens; (iii) Liens imposed by law or incurred in the Ordinary Course of Business for obligations not yet due to materialmen, warehousemen and the like; and (iv) Liens on the lessor's interest in any real property or Equipment leased by the Medicomp Companies.

        (c) The Medicomp Assets and Medicomp Liabilities constitute all of the Medicomp Companies' property and property rights now used, useful or necessary for the conduct of the Business. Except as set forth on Schedule 3.13(c), no consent is necessary to, and there exists no restriction on, the transfer of any of the Medicomp Assets or the assignment of the Medicomp Liabilities to UTSC Sub. There exists no restriction or condition affecting the title to or utility of the Medicomp Assets or Medicomp Liabilities which would prevent UTSC Sub from occupying or utilizing the Medicomp Assets or enforcing the rights under the Medicomp Liabilities to the same extent as the Medicomp Companies might continue to do if the Acquisition were not to take place. Upon the Closing, good and marketable title to the Medicomp Assets and the rights under the Medicomp Liabilities shall be vested in UTSC Sub free and clear of all Liens.

3.14    Compliance with Law.

        (a) No Violations. The Medicomp Companies are not in material violation of nor have the Medicomp Companies materially violated any applicable United States or other country's central, provincial, regional, federal, state, local, municipal or other governmental or quasi-governmental statute, law, order, judgment, decree, requirement or regulation ("LAW") applicable to the Business, operations or Property of the Medicomp Companies. The Medicomp Companies have not received (i) any notice, claim or assertion, formal or informal, oral or written, of any such violation by the Medicomp Companies from any Person, or (ii) any request from any Governmental Agency that the Medicomp Companies modify or terminate any of their operations or modify or dispose of any of their Property in each case in any manner.

        (b) Permits. Set forth on Schedule 3.14(b) hereto is a description of each permit, license or approval required for the conduct of the Business. Such permits, licenses and approvals are in full force and effect. Except as noted on Schedule 3.14(b), such permits, licenses and approvals are freely transferable by the Medicomp Companies and, upon Closing, UTSC Sub will have all right, title and interest of the holder thereof.

3.15    Environmental Matters.

        (a) Hazardous Materials. Except as disclosed on Schedule 3.15(a), neither the Medicomp Companies nor, to the Knowledge of the Medicomp Companies, any previous owner, tenant, occupant or user of the real property subject to the Real Property Leases, have used, handled, generated, produced, manufactured, installed, treated, stored, transported or been involved in the Release of any Hazardous Materials in material violation of any applicable Environmental Requirements or in any manner which could result in liability Materially Adverse to the Medicomp Companies or the imposition of obligations, fines or penalties Materially Adverse to the Medicomp Companies.

        (b) Compliance. Except as disclosed on Schedule 3.15(b), neither the Medicomp Companies nor, to the Knowledge of the Medicomp Companies, any previous owner, tenant, occupant or user of the real property or any current operator of or tenant on the real property subject to the Real Property Leases, have received any oral or written notice or other communication concerning (i) any alleged violation of or under any applicable Environmental Requirement or the suspected presence of any Hazardous Material in violation of any applicable Environmental Requirement on, under, or in the vicinity of such real property, or (ii) alleged liability for any environmental related damages or claims in connection with such real property or otherwise, including without limitation any potential liability as a potentially responsible or liable party with respect to any environmental investigation or remediation, or the incurrence of response costs regarding such real property or otherwise. In addition, the Medicomp Companies have not received any oral or written notice or other communication concerning any violation, alleged violation, liability or alleged liability including without limitation as a potential responsible or liable party, of or under any Environmental Requirement, or in regard to the presence or suspected presence of Hazardous Materials on or in the vicinity of property owned or controlled by any third Person which Hazardous Material was generated, transported, treated, stored, released or disposed by or on behalf of the Medicomp Companies. There are no Liens on any of the Property of the Medicomp Companies arising under any Environmental Requirements. The Medicomp Companies are not in violation of nor have the Medicomp Companies violated at any time any applicable United States or other country's central, provincial, regional, federal, state, local, municipal or other governmental or quasi-governmental statute, law, order, judgment, decree, requirement or regulation relating to the environment, Hazardous Materials, or Environmental Requirements.

3.16    Accounts Receivable.

        Except as set forth on Schedule 3.16, the accounts receivable and notes receivable arising since the date thereof are valid and binding obligations of the debtors arising from a bona fide transaction in the Ordinary Course of Business and are not subject to any defenses, counterclaims or rights of setoff.

3.17    Proprietary Rights.

        (a) Schedule 3.17(a) contains a true, complete and correct list of each Proprietary Right which is (i) owned by the Medicomp Companies (the "OWNED PROPRIETARY RIGHTS") or (ii) licensed to the Medicomp Companies (excluding any prepackaged software that may be acquired commercially for less than $15,000) (the "LICENSED PROPRIETARY RIGHTS" and together with the Owned Proprietary Rights, the "MEDICOMP PROPRIETARY RIGHTS"). Schedule 3.17(a) identifies which of the Proprietary Rights are Owned Proprietary Rights and which are Licensed Proprietary Rights.

        (b) In each case where any Owned Proprietary Right that consists of a patent or other registration or application is held by assignment, the assignment has been duly recorded with the Governmental Agency from which the patent or other registration issued or before which the application for registration is pending. The rights of the Medicomp Companies in or to any Owned Proprietary Rights, and the Exploitation of any Owned Proprietary Rights for the continued operation of the Business do not and will not conflict with, misappropriate, or infringe upon any proprietary right of any third party, subject, as to future Exploitation, to the possibility of termination or expiration of the rights of the Medicomp Companies to the Owned Proprietary Rights.

        (c) Except as set forth on Schedule 3.17(a), each Owned Proprietary Right is exclusively owned by the Medicomp Companies. Each Owned Proprietary Right and all of the rights of the Medicomp Companies in or to each of the Licensed Proprietary Rights are held free and clear of any Liens, other than Permitted Liens. Except as set forth on Schedule 3.17(c), the Medicomp Companies have not granted any license, sublicense or other right to any Person with respect to the Owned Proprietary Rights or the Licensed Proprietary Rights.

        (d) Except as set forth on Schedule 3.17(d), no claims have been made, asserted or threatened, and no claims are presently pending or threatened, against the Medicomp Companies either (i) based upon or challenging or seeking to deny or restrict the Exploitation by the Medicomp Companies of any of the Proprietary Rights in the Business, or (ii) alleging that (A) the Exploitation of the Proprietary Rights, or (B) any services provided by, processes used by, or products manufactured or sold by the Medicomp Companies, does or may conflict with, misappropriate or infringe upon the proprietary rights of any third party.

        (e) Except as set forth on Schedule 3.17(e), to the Knowledge of the Medicomp Companies, no Person is engaging in any activity or using any proprietary right that infringes upon the Medicomp Proprietary Rights or upon the rights of the Medicomp Companies therein. The consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not result in the termination or impairment of any of the Owned Proprietary Rights.

        (f) Schedule 3.17(f) sets forth a complete and accurate list of the titles and dates of all licenses and sublicenses for the Licensed Proprietary Rights (including all amendments of such licenses and sublicenses). The Medicomp Companies have made available to UTSC Sub true, complete and correct copies of such licenses and sublicenses. With respect to each such license and sublicense (together with all amendments, consents and evidence of commencement dates and expiration dates pertaining thereto):

               (i) such license or sublicense is legal, valid, binding and enforceable and in full force and effect, subject to the effect of bankruptcy or similar insolvency laws affecting the rights of creditors generally and the potential unavailability of specific enforcement, injunctive relief and other equitable remedies;

               (ii) the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not cause such license or sublicense to cease to be in full force and effect or to be legal, valid, binding and enforceable against the other party thereto, subject to the effect of bankruptcy or similar insolvency laws affecting the rights of creditors generally and the potential unavailability of specific enforcement, injunctive relief and other equitable remedies, on terms substantially identical to those currently in effect, nor will the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate or materially modify such license or sublicense;

               (iii) with respect to each such license or sublicense: (A) the Medicomp Companies have not received any written notice of termination or cancellation under such license or sublicense and no licensor or sublicensor will have any right of termination or cancellation under such license or sublicense as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, and (B) the Medicomp Companies have not received any notice of a breach or default under such license or sublicense, which breach or default has not been cured; and

               (iv) the Medicomp Companies are not in breach or default in any material respect under such license or sublicense.

        (g) The rights of the Medicomp Companies to the Owned Proprietary Rights and, to the Knowledge of the Medicomp Companies, the rights of the source(s) of each of the Licensed Proprietary Rights in or to the Proprietary Rights underlying such Licensed Proprietary Rights, have not been adjudged invalid or unenforceable as a whole or in part and all Medicomp Proprietary Rights are valid and enforceable to the extent set forth in this Section 3.17.

        (h) To the Knowledge of the Medicomp Companies, unless otherwise disclosed in Schedule 3.17(h), no study has been performed or research or experiments conducted that would suggest that development and commercialization of services and products based on the Medicomp Proprietary Rights would not be feasible, safe or effective.

        (i) To the Knowledge of the officers of the Medicomp Companies, all prepackaged software presently or in the past used by the Medicomp Companies was and is being used pursuant to valid license or other use arrangements unless such use would not have a Materially Adverse effect on the Business.

3.18    Customers and Distributors.

        Schedule 3.18 sets forth the customers and distributors of the Medicomp Companies for the period from January 1, 2000 through November 30, 2000. As of the Closing Date, the Medicomp Companies will have secured the written agreement of all customers and distributors, with whom the Medicomp Companies have written agreements, providing for the Medicomp Companies' assignment of all customer agreements to UTSC Sub.

3.19    Suppliers.

        Schedule 3.19 sets forth the top ten suppliers of materials to the Medicomp Companies for the years 1999 and 2000. To the Knowledge of the Medicomp Companies, none of the suppliers who have provided materials to the Medicomp Companies since January 1, 1999 intends to cease providing materials, or materially reduce the amount of materials it provides, to the Medicomp Companies, which loss of or reduction in the provision of such materials individually or in the aggregate would be Materially Adverse to the Medicomp Companies. As of the Closing Date, the

Medicomp Companies will have secured the written agreement of all suppliers providing for the Medicomp Companies' assignment of all supply agreements to UTSC Sub.

3.20    Employment and Labor Matters.

        (a)    Employment.

               (i) Schedule 3.20(a)(i) sets forth a complete and accurate list of all written employment and independent contractor Contracts to which the Medicomp Companies are a party or by which the Medicomp Companies are bound which are not terminable by the Medicomp Companies at will. The Medicomp Companies are not a party to, nor are they bound by, any oral employment contracts. All other employees of the Medicomp Companies are employees terminable at will under Florida law. Schedule 3.20(a)(i) sets forth a list of the current annualized salaries for all employees of the Medicomp Companies and the amount and payment terms for payments to consultants of the Medicomp Companies.

               (ii) Schedule 3.20(a)(ii) sets forth severance and other obligations of the Medicomp Companies to former employees or corporate officers of the Medicomp Companies and which are still currently outstanding. The Medicomp Companies have not undertaken to grant any benefits to any employees or corporate officers of the Medicomp Companies as a result of the completion of the transactions provided for herein, other than as provided for herein, nor have the Medicomp Companies changed their hiring or termination policies or practices in any material respect.

               (iii) Except as set forth on Schedule 3.20(a)(iii), no officers or employees of the Medicomp Companies have resigned, or made known his or her intention to resign, within the three months preceding the Closing Date.

               (iv) Except as set forth on Schedule 3.20(a)(iv), as of the date hereof, the Medicomp Companies have paid when due to all of the Medicomp Companies' employees, officers and directors, any wages, salaries, commissions, bonuses, benefits, paid holidays, reimbursements or any other material compensation. Except as set forth on Schedule 3.20(a)(iv), the Medicomp Companies are in material compliance with all applicable laws, rules, regulations, ordinances, and other requirements of governmental and quasi-governmental entities, and all employment and other Contracts that govern labor, employment and employment practices, terms and conditions of employment, wages, hours and benefits, including, without limitation, all laws, rules, regulations, ordinances, and other requirements relating to employee health and safety, wage and hour, civil or human rights, and employment discrimination, the non-compliance with which would be Materially Adverse to the Medicomp Companies or the Business.

               (v) The removal of any director, officer or employee of the Medicomp Companies will not result in the creation or acceleration of any rights of third parties against the Medicomp Companies, including any right to acquire Medicomp Proprietary Rights or Medicomp Common Stock.

               (vi) The Medicomp Companies are in full compliance with and have not violated the terms and provisions of any applicable United States or other country's central, provincial, regional, federal, state, local, municipal or other governmental or quasi-governmental statute, law, order, judgment, decree, requirement or regulation pertaining to immigration and the hiring of non-citizens (collectively, "IMMIGRATION LAWS"). The Medicomp Companies have not been the subject of any inspection or investigation relating to their compliance with or violation of Immigration Laws, nor have they been warned, fined or otherwise penalized by reason of any failure to comply with Immigration Laws, nor is any such proceeding pending or, to the Knowledge of Medicomp, threatened. The Medicomp Companies have provided to UTSC Sub all records, documents or other papers which are retained pursuant to applicable Immigration Laws.

        (b) Labor Disputes. There is no pending or, to the Knowledge of the Medicomp Companies, threatened dispute, controversy (including any representation question), strike, work stoppage or claimed violation of the terms of a collective bargaining agreement or employment contract affecting or relating to any employee or group of employees (in each case, whether union or nonunion) of the Medicomp Companies that is reasonably likely to be Materially Adverse to the Business. There is no pending or, to the Knowledge of the Medicomp Companies, threatened, labor-related litigation involving the Medicomp Companies.

        (c) Payments to Agents and Employees. All payments to agents, consultants and others made by the Medicomp Companies have been in payment of bona fide fees and commissions and not as bribes or illegal or improper payments. The Medicomp Companies have properly and accurately reflected on their books and records all compensation paid to and perquisites provided to or on behalf of their consultants, agents and employees. Such compensation and perquisites have been properly and accurately disclosed in the Financial Statements.

3.21  Insurance.

        Schedule 3.21 lists all policies of liability, theft, fire, title, workers' compensation and other forms of insurance and surety bonds insuring the Medicomp Companies and their directors, officers, employees, Properties, assets and Business. The policies listed on Schedule 3.21 evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable properties and businesses. All policies listed in
Schedule 3.21 are in full force and effect and all premiums have been paid by the Medicomp Companies. The Medicomp Companies have not failed to give any notice or to present any claim under any such policy or binder in a due or timely fashion. Except as set forth on Schedule 3.21, there have not been any claims in excess of $10,000 under any of the policies listed in Schedule 3.21 or against any insurers in relation to the operation of the Medicomp Companies. As of the Closing Date, the Medicomp Companies will have secured the written agreement of all insurers providing for the Medicomp Companies' assignment of all insurance policies to UTSC Sub.

3.22  Contracts.

        (a) Schedule 3.22 sets forth a complete and accurate list of each Contract to which the Medicomp Companies are a party other than (i) Contracts under which no party thereto has any remaining liability, absolute or contingent, (ii) Contracts for or related to employment, and (iii) Contracts which the Medicomp Companies have entered into with their shareholders.

        (b) The Designated Contracts are and shall be as of the Closing Date in full force and effect and are valid and enforceable in accordance with their respective terms with respect to the Medicomp Companies and the other party(ies) thereto, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles. The Medicomp Companies shall have, as of the Closing Date, secured the written agreement of all parties for the Medicomp Companies' assignment of all Designated Contracts to UTSC Sub, if applicable.

        (c) No event has occurred and no condition exists which constitutes, or with notice or lapse of time or both would constitute, a material default by the Medicomp Companies or any other party under any of the Designated Contracts. Neither the execution of this Agreement or the other Transaction Agreements nor the Closing will constitute or result in a breach or violation of or default under any Designated Contract or would create a Lien on any Medicomp Asset.

        (d) The Medicomp Companies have not received any oral or written notice that any party to any of the Designated Contracts intends to cancel or terminate any of them or to exercise or not exercise any options under any of them.

        (e) The Medicomp Companies are not a party to, nor is the Property of the Medicomp Companies bound by, any non-written contract material to the Business or the Medicomp Companies not disclosed in this Agreement or the Schedules hereto.

        (f) None of the Designated Contracts is contrary to any applicable legal or regulatory provisions, or to any judicial or administrative decision.

3.23    Legal Proceedings.

        Schedule 3.23 sets forth a complete and accurate list of all claims, suits, actions, arbitrations, legal, administrative or other proceedings or governmental investigations: (i) to which the Medicomp Companies are a party or which are, to the Knowledge of the Medicomp Companies, threatened against the Medicomp Companies, (ii) to which any employee or representative of the Medicomp Companies is a party and in respect of which the Medicomp Companies are obligated to provide indemnification or reimbursement, or (iii) to which the Medicomp Companies or any employee or representative of the Medicomp Companies was a party (with respect to the latter, only to the extent the Medicomp Companies were obligated to provide indemnification or reimbursement in respect thereof). Schedule 3.23 sets forth, for each of the matters identified therein, a brief summary of such matter and the parties involved therein, the total maximum amount claimed by the plaintiff against the Medicomp Companies and, to the extent settled or resolved, the amount paid by the Medicomp Companies in judgment or settlement and any other remedies imposed upon the Medicomp Companies as a result thereof. There are no claims, suits, actions, arbitrations, legal, administrative or other proceedings or governmental investigations pending or, to the Knowledge of the Medicomp Companies, threatened against the Medicomp Companies which seek to question, delay, or prevent the consummation of the transactions contemplated by this Agreement or any of the other Transaction Agreements. The Medicomp Companies are not in default with respect to any judgment, order, writ, injunction, decree or award of any Governmental Agency or of any arbitrator or arbitration panel. Other than as set forth in Schedule 3.23, there is presently outstanding, to the Knowledge of the Medicomp Companies, no reasonable basis for any other material claim, suit, action, arbitration or other proceeding to be brought against the Medicomp Companies which, if asserted, would have at least a reasonable probability of an outcome that would be Materially Adverse to the Medicomp Companies.

3.24    Certain Relationships and Interests.

        Except as set forth in Schedule 3.24 and Schedule 3.20(a)(1), and as may be disclosed by the Financial Statements, the Medicomp Companies do not have and have not had, any Contract with, any outstanding loans to or from, any outstanding liabilities to, or any sharing arrangements (whether for compensation or otherwise) with any officer, director, employee, stockholder or Affiliate of the Medicomp Companies, or any relative of any such Person or any Person in which any such individual is an officer, director or partner or has a material financial interest, direct or indirect. Except as set forth in
Schedule 3.24, no officer, director, employee, stockholder, member or Affiliate of the Medicomp Companies, nor any relative of any of such individual, owns or has any direct or indirect interest in any Property owned by or leased to the Medicomp Companies or any Proprietary Right licensed to or by the Medicomp Companies. Except as set forth in Schedule 3.24, neither the Medicomp Companies nor any officer, director, stockholder or Affiliate of the Medicomp Companies, nor any relative of any such individual, owns or has any direct or indirect interest in any business which is a competitor, supplier or customer of the Medicomp Companies or in any Person with whom the Medicomp Companies are doing business in any way.

3.25    Business Records.

        Except as set forth on Schedule 3.25, all records of the Medicomp Companies, including without limitation all customer, supplier, accounting, personnel and computer records, are complete and accurate and are maintained in accordance with good business practices.

3.26    Powers of Attorney; Guarantees and Other Liabilities.

         The Medicomp Companies do not have any powers of attorney outstanding. Except as set forth in Schedule 3.26, the Medicomp Companies do not have any obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

3.27    Full Disclosure.

        The representations and warranties contained in this Article 3 taken together with the matters described in the Schedules as a whole, do not contain any untrue statement of a material fact and do not omit any material fact the omission of which would make the statements made herein or therein misleading. The Medicomp Companies do not have Knowledge of any fact that the

Medicomp Companies reasonably believes is or would be Materially Adverse to the Medicomp Companies or the Business which has not been set forth herein.

3.28    Brokers.

        Except as set forth on Schedule 3.28, no broker, agent, finder, consultant or other Person has been retained by, or has acted on behalf of the Medicomp Companies(other than legal and accounting advisors) or is entitled to be paid based upon any agreements or understandings made by the Medicomp Companies in connection with any of the transactions contemplated by this Agreement.

3.29    Investment Representations.

               (a) This Agreement is made in reliance upon the representation of Medicomp, Inc. to UTC that the Shares will be acquired by Medicomp, Inc. for investment, for Medicomp, Inc.'s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Medicomp, Inc. has no present intention of selling, granting any participation in, or otherwise distributing the same. Medicomp, Inc. understands that the Shares are "restricted" under the federal securities laws inasmuch as they are being acquired from UTC in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. By executing this Agreement, Medicomp, Inc. further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares.

               (b) Medicomp, Inc. believes it has received all the information from UTC that it considers necessary or appropriate for entering into this Agreement and acquiring the Shares. Medicomp, Inc. further represents that it has had an opportunity to ask questions and receive answers from UTC regarding the business, properties, prospects and financial condition of UTC.

3.30 Survival of Representations and Warranties; Nature of Representations and Warranties. The representations and warranties of the Medicomp Companies shall survive the Closing Date.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF UTC AND UTSC SUB

UTSC Sub and UTC represent and warrant to the Medicomp Companies as follows:

4.1     Organization, Good Standing and Qualification.

        UTSC Sub and UTC are corporations duly organized and validly existing under the laws of the State of Delaware and have all necessary corporate power and authority to own, lease and operate the properties and assets they now own, lease and operate and to carry on their business as now being conducted. UTSC Sub is qualified to do business in Florida.

4.2     Issuance of the Shares.

        Upon issuance to Medicomp, Inc. pursuant to the terms and conditions of this Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of any and all taxes, liens, claims and encumbrances, except as contemplated by the Transfer Agreements.

4.3     Principle Exchange/Market.

        The UTC Common Stock is currently listed on the Nasdaq National Market, and UTC will use reasonable efforts to maintain its listing on the Nasdaq National Market until at least December 31, 2004.

4.4     No Violations.

        Neither the execution and delivery of this Agreement or any of the other Transaction Agreements by UTSC Sub or UTC nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any law, statute, ordinance, rule or regulation to which UTSC Sub or UTC is subject, or any provision of UTSC Sub's or UTC's organizational documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify, or cancel, or require any notice under, or the consent of any other party to, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money, instrument of indebtedness lien, or other arrangement to which UTSC Sub or UTC is a party or by which it is bound or to which any of its assets is subject, excluding from clauses (i) and (ii) above such violations, conflicts, breaches and defaults that, in the aggregate, would not have a Materially Adverse effect on the ability of UTSC Sub or UTC to consummate the transactions provided for by this Agreement and the other Transaction Agreements.

4.5     Approvals.

        No consent, permit or approval of, filing with or notice to any Governmental Agency or any other Person (whether or not governmental in character) has been or is required to be obtained, made or given by UTSC Sub or UTC in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the performance of and compliance with this Agreement and such Transaction Agreements, except such consents, permits, approvals, filings or notices that have been so obtained, made or given or notices that will be filed pursuant to the Securities Act and pursuant to the requirements of the Nasdaq Stock Market.

4.6     Authorization, Validity.

        UTSC Sub and UTC each has all requisite right, corporate power and authority and full legal capacity to enter into, perform and comply with this Agreement and each of the other Transaction Agreements to which it is or will be a party. All proceedings required to be taken by UTSC Sub and UTC to authorize the execution, delivery and performance of and compliance with this Agreement and such Transaction Agreements have been properly taken and no other proceedings (corporate or otherwise) on the part of UTSC Sub or UTC (or their shareholders) or any other Person are necessary to authorize this Agreement and the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and each of such Transaction Agreements has been, or will at Closing be, duly executed by UTSC Sub and UTC and constitute, or will constitute at Closing, the valid and binding obligation of UTSC Sub and UTC, enforceable against UTSC Sub and UTC in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.7     SEC Documents.

        The UTC Common Stock is registered pursuant to Section 12(g) of the Exchange Act and UTC is in full compliance with and has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) (all of the foregoing including all filings, exhibits, financial statements, schedules and documents incorporated by reference therein being referred to herein as the "SEC DOCUMENTS"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The financial statements of UTC included in the SEC Documents have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of UTC as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.8     Brokers.

        No broker, agent, finder, consultant or other Person has been retained by, or has acted on behalf of UTSC Sub or UTC (other than legal and accounting advisors ) or is entitled to be paid based upon any agreements or understandings made by UTSC Sub or UTC in connection with any of the transactions contemplated by this Agreement, other than any payment to Victor Silveira for which UTC will be responsible.


ARTICLE 5.  [Reserved]

ARTICLE 6.     CONDITIONS TO THE CLOSING

6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver by such party (except with respect to the Medicomp Stockholder approval, which may not be waived by either party hereto), at or prior to the Closing Date of the following conditions:

        (a) Consents, Approvals. The Medicomp Stockholders shall have approved the Acquisition, this Agreement and the other Transaction Agreements as required by law, and the Medicomp Companies shall have received all consents, approvals, authorizations, or other actions by, or filings with or notification to, any Person or Governmental Agency set forth in Article 3 and made all such filings and declarations, as may be required to consummate the transactions contemplated by this Agreement, and the execution and delivery of the other Transaction Agreements.

        (b) No Injunctions. There shall not be in effect any statute, regulation, order, decree or judgment of any governmental authority which makes it illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement or the Transaction Agreements.

        (c) Deadline. The Closing shall take place not later than December 31, 2000.

6.2 Conditions to Obligations of UTSC Sub and UTC. The obligations of each of UTSC Sub and UTC to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction of, or waiver by UTSC Sub and UTC, at or prior to the Closing Date, of the following conditions:

        (a) Medicomp Companies' Obligations Performed. The Medicomp Companies shall have performed, satisfied and complied in all material respects with all covenants, agreements, conditions and obligations under this Agreement required to be performed by them on or prior to the Closing Date. The deliveries described in Section 6.5 hereof shall have been made.

        (b) Accuracy of Representations and Warranties. The representations and warranties of the Medicomp Companies contained in this Agreement or any written schedule or certificate that shall be delivered by the Medicomp Companies pursuant to this Agreement shall be true and correct in all material respects in each case as of the Closing Date (except for representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date).

        (c) Due Diligence. The completion of UTSC Sub's and UTC's due diligence review of the Business and operations of the Medicomp Companies to the reasonable satisfaction of UTSC Sub and UTC.

        (d) Transaction Agreements. The Medicomp Companies shall have executed and delivered each of the Transaction Agreements.

        (e) No Materially Adverse Effect. Since the date of this Agreement, no event or series of events shall have occurred which has had or would reasonably be expected to have a Materially Adverse effect on the Medicomp Companies.

        (f) Certification by Medicomp. UTSC Sub shall have received a certificate, dated the date of the Closing, signed by an officer of the Medicomp Companies representing and warranting, in such detail as UTSC Sub may reasonably request, that the conditions specified in Section 6.1(a) and Sections 6.2(a), (b), (d) and (e) have been fulfilled.

        (g)    Consents: Approvals.

               All consents, approvals and actions of, filings with and notices to any Governmental Agency necessary to permit UTSC Sub and UTC to perform their obligations under this Agreement and the other Transaction Agreements and all other consents (or in lieu thereof waivers) to the performance by the Medicomp Companies of their obligations under this Agreement and the other Transaction Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which the Medicomp Companies are a party or by which any of their Property is bound shall have been obtained, shall be in form and substance reasonably satisfactory to UTSC Sub , shall not be subject to the satisfaction of any condition that has not been satisfied or waived, shall not be conditioned upon the giving of any additional consideration by UTSC Sub, and shall be in full force and effect.

        (h) Litigation. There shall be no investigation, notice, litigation, arbitration or proceeding pending or threatened by any Governmental Agency or Person for the purpose of enjoining or preventing the consummation of this Agreement or the other Transaction Agreements or otherwise claiming that the consummation of this Agreement or such Transaction Agreements is illegal or improper or which, if decided adversely, would Materially Adversely affect (i) the Business, (ii) UTSC Sub's rights in respect thereof, (iii) the Medicomp Assets, or (iv) the Medicomp Companies' ability to perform their obligations under this Agreement and the Transaction Agreements, if and when the transactions contemplated hereby are consummated, or that would cause any of the transactions contemplated by this Agreement or the Transaction Agreements to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or change shall be in effect).

        (i) Opinion of the Medicomp Companies' Counsel. UTSC Sub and UTC shall have received from Holland & Knight LLP, counsel for the Medicomp Companies, an opinion dated the date of the Closing in the form of Exhibit B.

        (j)    Management Agreements.

               (i) UTSC Sub shall have entered into a five-year employment agreement with Ricardo Balda as Co-Chief Executive Officer in the form as attached in Exhibit C, including his acceptance of and agreement to be bound by (i) UTC's Employee Manual, and (ii) UTC's Securities Trades by UTC Personnel Policy, both of which shall be attachments to his employment agreement. Ricardo Balda shall report directly to Martine Rothblatt, CEO of UTC; and

               (ii) UTSC Sub shall have entered into employment agreements with Dan Balda, Richard Balda, Greg Button, Jay Quarles, Joe Riffe, and Atul Shah in the form as attached in Exhibit C hereto, including acceptance by each of the foregoing of and agreement to be bound by (i) UTC's Employee Manual, and (ii) UTC's Securities Trades by UTC Personnel Policy, both of which shall be attachments to each of their employment agreements.

        (k) Approval and Delivery of Documentation. The Medicomp Companies shall have delivered such other certificates, instruments, opinions and other documents as UTSC Sub may reasonably request, and the form and substance of all certificates, instruments, opinions and other documents delivered to UTSC Sub under this Agreement shall be satisfactory in all reasonable respects to UTSC Sub and its counsel. No legal impediment to the consummation of transactions contemplated by this Agreement and the Transaction Agreements shall have arisen in the reasonable judgment of UTSC Sub and UTC. The deliveries described in Section 6.5 hereof shall have been made.

6.3 Conditions to Obligations of the Medicomp Companies. The obligations of the Medicomp Companies to effect the transactions to be effected by them at the Closing shall be subject to the satisfaction, or waiver by the Medicomp Companies, at or prior to the Closing Date of the following conditions:

        (a) UTSC Sub's and UTC's Obligations Performed. UTSC Sub and UTC shall have performed, satisfied and complied in all material respects with all covenants, agreements, conditions and obligations under this Agreement required to be performed by them on or prior to the Closing Date.

        (b) Accuracy of Representations and Warranties. Each of the representations and warranties of UTSC Sub and UTC contained in this Agreement or any written schedule or certificate that shall be delivered by UTSC Sub or UTC pursuant to this Agreement shall be true and correct in all material respects in each case as of the Closing Date (except for representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date).

        (c) Opinion of UTSC Sub and UTC's Counsel. The Medicomp Companies shall have received from Mahon, Patusky, Rothblatt & Fisher, Chartered, counsel for UTSC Sub and UTC, an opinion dated the date of the Closing in the form of Exhibit E.

        (d) Deliveries upon Closing. UTSC Sub and UTC shall have delivered such other certificates, instruments, opinions and other documents as the Medicomp Companies may reasonably request, and the form and substance of all certificates, instruments, opinions and other documents delivered to the Medicomp Companies under this Agreement shall be satisfactory in all reasonable respects to the Medicomp Companies and their counsel. No legal impediment to the consummation of transaction contemplated by this Agreement and the other Transaction Agreements shall have arisen in the reasonable judgment of the Medicomp Companies. The deliveries described in Section 6.4 hereof shall have been made.

        (e) Litigation. There shall be no investigation, notice, litigation, arbitration or proceeding pending or threatened by any Governmental Agency or Person for the purpose of enjoining or preventing the consummation of this Agreement or the other Transaction Agreements or otherwise claiming that the consummation of this Agreement or such Transaction Agreements is illegal or improper or that would cause any of the transactions contemplated by this Agreement or such Transaction Agreements to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or change shall be in effect).

6.4     UTSC Sub's Deliveries at Closing.

        (a) At Closing, UTSC Sub and/or UTC shall deliver to the Medicomp Companies, as appropriate, the following:

               (i)    the Cash Consideration;

               (ii) a duly executed certificate, dated as of the Closing Date, from UTSC Sub and UTC to the effect that the conditions set forth in Sections 6.3(a) and (b) which have not otherwise been waived by the Medicomp Companies have been satisfied;

               (iii) duly executed Employment Agreements with Ricardo Balda, Dan Balda, Richard Balda, Greg Button, Jay Quarles, Joe Riffe, and Atul Shah in the form as attached in Exhibit C hereto;

               (iv) a duly executed Registration Rights Agreement in the form of Exhibit D hereto;

               (v) a duly executed Incentive Bonus Pool Agreement in the form of Exhibit F hereto (the "Incentive Bonus Pool Agreement");

               (vi) opinion of Mahon Patusky Rothblatt & Fisher, Chartered, counsel for UTSC Sub and UTC, addressing the matters relating to UTSC Sub and UTC in the form of Exhibit E hereto;

               (vii)     a duly executed certificate for 128,571 shares of UTC
                      Common Stock (representing 50% of the Shares) to Medicomp, Inc.;

        (viii) a duly executed Escrow Agreement, signed by the parties and an Escrow Agent ; and

               (ix)   a resale certificate in the form of Exhibit G hereto.

        (b) At Closing, UTC shall deliver a duly executed certificate for 128,571 shares of UTC Common Stock (representing 50% of the Shares) to the Escrow Agent.

6.5      The Medicomp Companies' Deliveries at Closing.

         At Closing, the Medicomp Companies shall deliver to UTSC Sub and UTC the following:

        (a) a duly executed certificate, dated as of the Closing Date, from the Medicomp Companies to the effect that the conditions set forth in Sections 6.1(a), 6.2(a), (b), (d), (e) which have not otherwise been waived by UTSC Sub and UTC have been satisfied;

        (b) opinion of Holland & Knight LLP, counsel for the Medicomp Companies, addressing the matters relating to the Medicomp Companies in the form of Exhibit B hereto;

        (c) duly executed Employment Agreements with Ricardo Balda, Dan Balda, Richard Balda, Greg Button, Jay Quarles, Joe Riffe, and Atul Shah in the form as attached in Exhibit C hereto;

        (e) a duly executed Registration Rights Agreement in the form of Exhibit D hereto;


        (f) certificates of the secretaries of the Medicomp Companies certifying the authenticity and completeness and accompanying the charter, By-laws, minutes and record books of the Medicomp Companies including a certified copy of the Medicomp Stockholders' resolutions approving this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby; and

        (g) such other instruments or documents necessary to complete the transaction contemplated herein, all reasonably satisfactory in form and substance to UTSC Sub.


ARTICLE 7.     POST-CLOSING OBLIGATIONS AND AGREEMENTS

7.1     Certain Taxes.

        All transfer, documentary, sales, use, value added, stamp, duty, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Acquisition shall be paid by the Medicomp Companies when due, and the Medicomp Companies will, at their own expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. The Medicomp Companies shall indemnify, defend and hold UTSC Sub and UTC, together with their respective Affiliates, officers, directors, shareholders, employees and agents, harmless from and against any such Taxes.

7.2     Post-Closing Operations.

               (a) UTSC Sub will operate the Business as it existed as of Closing and will develop the Business' products, including accelerated development of a self-activated wireless heart monitor. UTSC Sub intends to fund and operate the Business as it will be conducted in accordance with an operating budget and milestones that will be developed after Closing, subject to UTSC Sub's determination that revenues, spending and milestones are in accordance with such budget and milestones, and UTC hereby guarantees UTSC Sub's funding obligation under this Section 7.2(a). In the event that the Business fails to achieve the revenues detailed in the budget, the business exceeds the expenditures detailed in the budget, or the business fails to timely achieve the milestones in accordance with the budget after the Closing, then, upon the occurrence of any of the foregoing, UTSC Sub in its sole discretion shall no longer be obligated to fund the business in accordance with the budget and may fund, develop and otherwise operate and manage the Business in any manner and by any means it chooses in its sole discretion. All expenditures in excess of $50,000 shall be approved by UTC's designee and any out-of-budget expenditure must be approved in advance of obligation by UTC's designee.

               (b) UTC's existing and planned telemedicine operations will be operated through UTSC, and UTSC Sub shall be a subsidiary of UTSC.

                      (i) Ricardo Balda shall serve as co-CEO of UTSC Sub with Martine Rothblatt who will serve as UTSC Sub's other co-CEO. In the event that Martine Rothblatt ceases to serve as Chairman or CEO of UTC, then Ricardo Balda shall serve as sole CEO of UTSC Sub.

                      (ii) Ricardo Balda shall also serve as co-CEO of UTSC with Martine Rothblatt who will serve as UTSC's other co-CEO. In the event that Martine Rothblatt ceases to serve as Chairman or CEO of UTC, then Ricardo Balda shall serve as sole CEO of UTSC.

                      (iii) UTC shall cause the number of members of the Board of Directors to be increased by one and shall cause Ricardo Balda to be appointed to fill such newly created directorship.


7.3     Transfer Restrictions.

        (a) Medicomp, Inc. hereby agrees that it will not, directly or indirectly, without the prior written consent of UTC, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose of (collectively, a "DISPOSITION") any of the Shares delivered to Medicomp, Inc. in accordance with Section 1.3(a) for a period commencing on the date hereof and ending (i) with respect to 64,286 of the Shares delivered to Medicomp, Inc. on Closing, on the 90th day following the Closing Date or on such earlier date as reasonably may be necessary for Medicomp, Inc. to pay required income tax obligations resulting from the Acquisition, and (ii) with respect to the remaining 64,285 of the Shares delivered to Medicomp, Inc. at Closing, on the 180th day following the Closing Date (each, a "LOCK-UP PERIOD"). The foregoing restriction is expressly agreed to preclude Medicomp, Inc. from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Shares during the Lock-Up Period. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option). Medicomp, Inc. also agrees and consents to the entry of stop transfer instructions consistent with the restrictions set forth in this Section 7.3 with the Transfer Agent against the transfer of any Shares.

        (b) The Shares and any other shares of UTC Common Stock issued to Medicomp, Inc. pursuant to this Agreement may only be disposed of pursuant to an effective registration statement under the Securities Act, or pursuant to an available exemption from or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with any applicable federal and state securities laws.

        (c) UTC will register the Shares for resale by Medicomp, Inc. in accordance with the terms of the Registration Rights Agreement attached as Exhibit D hereto.

7.4 Certain Medicomp Activities. Medicomp, Inc. hereby agrees and covenants to UTC and UTSC Sub as follows:

        (a) Medicomp, Inc. will take no action, by board resolution or otherwise, in furtherance of the dissolution of Medicomp or the pro rata or similar distribution of the Shares to the shareholders of Medicomp prior to the first anniversary of the Closing Date.

        (b) Medicomp, Inc. agrees to cooperate fully with UTC in connection with the preparation and filing with the SEC of any required reports on Form 8-K relating to the Acquisition and the other transactions contemplated by this Agreement at its own expense.

        (c) Within twenty days following the Closing Date, the Medicomp Companies will take all necessary actions to change their corporate names to a new name that does not contain the trademark "Medicomp or Telemedical Procedures", which trademarks are included among the Medicomp Assets purchased by UTSC Sub hereunder.

7.5     Additional Agreements.

        In case at any time after the date of this Agreement any further action is necessary or desirable to carry out the purposes of this Agreement or the other Transaction Agreements, the parties to this Agreement shall take all such actions.


ARTICLE 8.     INDEMNIFICATION

8.1 Indemnification as to Representations, Warranties, Covenants and Other Matters.

        (a) The Medicomp Companies, jointly and severally, agree to indemnify, defend and hold UTSC Sub, UTC and their respective Affiliates, officers, directors, shareholders, employees and agents harmless from and against any and all losses, liabilities, damages, claims, demands, costs, obligations, deficiencies and expenses (including without limitation interest, penalties and reasonable attorneys' fees and expenses and, in the case of environmental matters, reasonably necessary facility and equipment repairs, modifications and additions) (collectively and including without limitation Tax Losses, "LOSSES") which arise, or result, directly or indirectly, from:

               (i) Representations, Warranties and Covenants -- any material breach of or failure to perform, any representation, warranty, covenant or obligation of the Medicomp Companies in this Agreement or in any Schedule or certificate delivered pursuant hereto, including the Medicomp Companies' representations, warranties, covenants or obligations in any manner relating to Medicomp, Inc. or Telemedical Procedures LLC individually or together;

               (ii) Identified Claims and Litigation Matters (Designated Claims) -- defense costs and all other Losses arising out of or in connection with the claims and litigation matters against the Medicomp Companies which are identified on
Schedule 8.1(a)(ii) (such claims and matters, the "DESIGNATED CLAIM"; Losses from the Designated Claims, the "DESIGNATED CLAIM LOSSES");

               (iii) Liabilities -- any and all liabilities, debts, or obligations, known or unknown, fixed or contingent, liquidated or unliquidated, secured or unsecured, direct or indirect, or of any other kind, of the Medicomp Companies, which arose or accrued prior to Closing, other than liabilities specifically disclosed and identified as to amount in the Schedules attached hereto. The foregoing liabilities shall include, without limitation, any and all losses that UTSC Sub might incur by reason of any claim, suit, demand or action alleging that the operation of the Business of the Medicomp Companies prior to Closing conflicted with, infringed upon or misappropriated the proprietary rights of any third party, only to the extent covered by the Medicomp Companies' warranties and representations under this Agreement; and

               (iv) Taxes -- in addition to Losses resulting from any breach of the representations and warranties in Section 3.10, but notwithstanding disclosure in Schedule 3.10(a), any and all Losses arising from or related or attributable to Taxes of UTSC Sub relating to UTSC Sub's acquisition of the Medicomp Assets and arising or accruing on or before Closing, or obligations of UTSC Sub to report, pay, or withhold in respect of such Taxes, to the extent related to UTSC Sub's acquisition of the Medicomp Assets and arising or accruing on or before Closing (including all Losses arising from or related or attributable to Medicomp, Inc. or Telemedical Procedures LLC), all such Losses in this clause (iv) with respect to Tax matters are referred to herein as "TAX LOSSES").

        (b) UTSC Sub and UTC agree, jointly and severally, to indemnify, defend and hold the Medicomp Companies and their respective Affiliates, officers, directors, shareholders, members, employees and agents harmless from and against any and all Losses which arise or result, directly or indirectly, from any breach of or failure to perform, any representation, warranty, covenant or obligation of UTSC Sub or UTC in this Agreement and any and all Losses related to UTSC Sub's ownership of the Medicomp Assets subsequent to Closing.

8.2     Notice of Claims.

        (a) If an indemnified party reasonably believes that it may incur any Losses hereunder, or receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim (the "Claim Notice") (which in the case of a third party claim, shall be within 10 days of receipt of such claim), specifying the facts and circumstances of the indemnification claim in reasonable detail and the estimated amount of the Losses prior to the applicable Expiration Date. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the indemnified party shall estimate the amount of the claim in the Claim Notice, and shall also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an indemnified party gives a Claim Notice for an Unliquidated Claim, the indemnified party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each indemnifying party to which a Claim Notice is given shall respond to any indemnified party that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or
(ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Response shall specify whether or not the indemnifying party giving the Claim Response disputes the claim described in the Claim Notice. If any indemnifying party fails to give a Claim Response within the Response Period, such indemnifying party shall be deemed not to dispute the claim described in the related Claim Notice. If any indemnifying party elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such indemnifying party.

        (b) If any indemnifying party shall be obligated to indemnify an indemnified party pursuant to this Section 8, such indemnifying party shall pay to such indemnified party the amount to which such indemnified party shall be entitled within 15 business days after the day on which such indemnifying party became so obligated to the indemnified party. If the indemnified party shall be UTSC Sub or UTC and payment has not been made within the 15 business day period referenced in the previous sentence, it shall first seek payment to which it is entitled under this Section 8 from the Escrow Securities.

        (c) If, during the Response Period, an indemnified party receives a Claim Response from the indemnifying party, then for a period of 15 days (the "Resolution Period") after the indemnified party's receipt of such Claim Response, the indemnified party and the indemnifying party shall endeavor to resolve any dispute arising therefrom. If such dispute is resolved by the parties during the Resolution Period, the amount that the parties have specified as the amount to be paid by the indemnifying party, if any, as settlement for such dispute shall be conclusively deemed to be an obligation of such indemnifying party. If the parties are unable to agree upon a resolution to such dispute prior to the expiration of the Resolution Period (or any extension thereto to which the indemnifying party and indemnified party agree in writing), the issue shall be presented to a CPA firm selected by UTSC Sub, and a CPA firm selected by the Medicomp Companies, to arrive at a proposed resolution. In the event that the two selected firms arrive at a mutual recommendation, it shall be adopted by the parties. In the event that two selected firms are unable to arrive at a mutual recommendation, then the two selected firms shall agree upon a third CPA firm to act as an arbitrator (the "Accounting Arbitrator") for a final determination of the reasonable assessment of the amount to be paid by the indemnifying party. If the Accounting Arbitrator determines that the amount withheld by UTSC Sub is in excess of the amount of Losses that are likely to be incurred by UTSC Sub, then UTSC Sub shall release the excess amount to Medicomp, Inc. The fees and expenses of the Accounting Arbitrator shall be borne equally by UTSC Sub, on the one hand, and by the Medicomp Companies, on the other. Each of the parties shall bear its own attorneys' and accountants' fees and expenses incurred in connection with resolution of the matter by the Accounting Arbitrator.

        (d) Notwithstanding anything to the contrary in this Article 8, the Medicomp Companies shall not have any obligation to indemnify UTSC Sub and UTC from and against any Claim until UTSC Sub and UTC have suffered damages by reason of all such breaches in excess of $10,000 in the aggregate (after which point the Medicomp Companies will be obligated only to indemnify UTSC Sub and UT from and against all such claims and any further claims).

        (e) Any claim for indemnification under this Article 8 shall be made by giving a Claim Notice under Section 8.2(a) on or before the applicable statute of limitation has expired with respect to the initiation of a suit in a court of competent jurisdiction for the claim underlying the claim for indemnification (in each case, an "Expiration Date"). So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

        (f) The indemnifying party under this Section 8.2 shall have the right to conduct and control, through counsel of its own choosing but reasonably acceptable to the indemnified party, any third-party claim, action or suit or compromise or settlement thereof but only so long as prior to assuming the conduct or control of such claims, action or suit, the indemnifying party confirms in writing to the indemnified party that such claim, action or suit is one in respect of which the indemnifying party is obligated to provide indemnification under this Agreement. The indemnified party may, at its election, participate in the defense of any such claim, action or suit through counsel of its own choosing, but the fees and expenses of such counsel shall be at the expense of the indemnified party, unless the indemnified party shall have been advised by such counsel that there are one or more legal defenses available to it that are inconsistent and conflicting with those available to the indemnifying party (in which case, if the indemnified party notifies the indemnifying party in writing that it elects separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party with respect to such defenses). If the indemnifying party shall fail to defend promptly and diligently any such third-party claim, action or suit, then, upon the written notice to the indemnifying party stating the reasons therefore, the indemnified party may defend, through counsel of its own choosing, such claim, action or suit and may settle such claim, action or suit and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense. The obligations of the indemnifying party hereunder shall not be reduced as a result of any action by the party furnishing the notice of third-party claim responding to such claim if such action is reasonably required to minimize damages or to avoid a forfeiture or penalty or to comply with a requirement imposed by law. The indemnifying party shall not compromise or settle any third-party claim, action or suit that includes any term which shall require any act or forbearance by the indemnified party and which does not unconditionally release the indemnified party from all liability in respect of such claim, action or suit without the prior written consent of the indemnified party. UTSC Sub and the Medicomp Companies shall cooperate in all reasonable respects with each other in connection with the defense, negotiation or settlement of any legal proceeding, claim or demand referred to in this Section 8.2.

8.3     Offset.

        (a) UTSC Sub shall have the right to offset from the "hold-back" described in Section 4 of the Escrow Agreement and from the employee incentive bonus pool created by UTSC Sub in accordance with the Incentive Bonus Pool Agreement, any amounts representing Losses to UTSC

Sub or UTC arising under Sections 8.1(a)(i),(ii),(iii) and (iv) of this Agreement, all as are more fully described in and subject to the terms of the Escrow Agreement.

        (b) Exercise of the offset rights under Section 8.3(a) by UTSC Sub shall not limit the rights of UTSC Sub to recover any amounts owed to it that exceed the amount obtained by exercise of those rights and such exercise shall not be in substitution of or in any way limit the exercise by UTSC Sub of its other rights and remedies.


ARTICLE 9.     MISCELLANEOUS

9.1     Transactional Expenses.

         The Medicomp Companies and UTSC Sub shall each pay its own legal and accounting fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of its counsel, accountants and other experts.

9.2     [Reserved]

9.3     Other Agreements Superseded; Waiver and Modification.

        This Agreement and the other Transaction Agreements supersede all prior agreements, representations or understandings, written or oral, of UTC, UTSC Sub and the Medicomp Companies relating to any form of acquisition of the Medicomp Companies, and incorporates the entire understanding of the parties with respect thereto. This Agreement may be amended or supplemented only by a written instrument signed by the party against whom the amendment or supplement is sought to be enforced. Except as otherwise provided in Article 6, the party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party.

9.4     Survival.

        Except as otherwise specified in this Agreement, the indemnifications, covenants, representations and warranties made in this Agreement or made in writing pursuant hereto shall survive the Closing, any investigation of the matters covered thereby by or on behalf of any party to whom they are made or any discovery or knowledge prior to Closing or execution of this Agreement of misstatement or misrepresentation by the party to whom they are made. Each of the parties acknowledges that the others are entering into this Agreement and will consummate the transactions contemplated hereby, in reliance upon the express representations and warranties of the other parties made in this Agreement or made in a writing delivered pursuant hereto.

9.5     Recovery of Litigation Costs.

        If any legal action is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

9.6     Notices.

        Any notice under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telex or machine-confirmed facsimile or seven (7) Business Days after a writing is deposited in the mails, airmail postage and other charges prepaid and registered, return receipt requested, in each case sent or addressed as follows:

           (a)      If to UTSC:

                    UTSC Sub Acquisition, Inc.
                    1110 Spring Street
                    Silver Spring, Maryland  20910
                    Phone:   (301) 608-9292
                    Fax:     (301) 608-9291

                    Attention:  Martine A. Rothblatt, CEO

                    with a copy to:

                    Mahon Patusky Rothblatt & Fisher, Chartered
                    1735 Connecticut Avenue. N.W.
                    Washington, D.C.  20009
                    Phone:   (202) 483-4000
                    Fax:     (202) 483-4006

                    Attention:  Paul A. Mahon, Esq.

           (b)      If to UTC:

                    United Therapeutics Corporation
                    1110 Spring Street
                    Silver Spring, Maryland  20910
                    Phone:   (301) 608-9292
                    Fax:     (301) 608-9291

                    Attention:  Martine A. Rothblatt, CEO

                    with a copy to:

                    Mahon Patusky Rothblatt & Fisher, Chartered
                    1735 Connecticut Avenue. N.W.

                    Washington, D.C.  20009
                    Phone:   (202) 483-4000
                    Fax:     (202) 483-4006

                    Attention:  Paul A. Mahon, Esq.

           (c)                      If to the Medicomp Companies:

                    Mr. Ricardo A. Balda (Marked Personal & Confidential) 7845 Ellis Road
                    Melbourne, Florida 32904
                    Phone:   (321) 676-0010
                    Fax:     (321) 676-2282

                    with a copy to:

                    Holland & Knight LLP
                    200 S. Orange Avenue, Suite 2600
                    Orlando, FL   32801
                    Attention: William O. E. Henry

                    Phone:   (407) 425-8500
                    Fax:     (407) 244-5288

9.7     Law Governing: Dispute Resolution.

        (a) This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to its internal conflicts of law principles.

        (b) Neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved after two (2) weeks of direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree upon a mediator, either party may designate a representative who together shall select a competent mediator. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the aggrieved party may then seek relief through the courts or administratively. The parties agree that the exclusive proper place of venue for any mediation hearing shall be Silver Spring, Maryland for a claim brought by the Medicomp Companies and Melbourne, Florida for a claim brought by UTC or UTSC Sub. Medicomp Companies consent to the jurisdiction of the federal and state courts sitting in or otherwise with jurisdiction covering claims arising in Silver Spring, MD, USA (and of the appropriate appellate courts) and UTC and UTSC Sub consent to the jurisdiction of the federal and states courts sitting in or otherwise with jurisdiction covering claims arising in Melbourne, FL, USA (and of the appropriate appellate courts), in any such action or proceeding and waive any objection to venue laid therein.

        (c) The prevailing party in any mediation, litigation, administrative proceeding or appeals arising out of this agreement shall recover its expenses and costs including reasonable attorney's fees from the other party.

9.8     Assignability; Successors.

        The Medicomp Companies may not assign any of their rights or obligations hereunder without the consent of UTSC Sub or UTC. UTSC Sub may assign its rights and obligations hereunder without consent of the Medicomp Companies to any Affiliate of UTSC Sub or UTC or to any successor or assign of UTSC Sub or UTC, provided that notice thereof is given to the Medicomp Companies and provided that such assignment shall not release UTSC Sub or UTC from its obligations hereunder. Any assignment made or purported to be made contrary to the provisions of this Section 9.8 shall be void and of no force or effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

9.9     Time of Essence.

        Time is of the essence of this Agreement and all of the terms, conditions and provisions hereof.

9.10    Counterparts.

        This Agreement may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument. One party may execute one or more counterparts other than that or those executed by another party, without thereby affecting the effectiveness of any such signatures.

9.11    Parties in Interest.

        Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties to it and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third Person to any party hereto or give any third Person any right of subrogation or action over against any party hereto.

9.12    Severability.

        If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

9.13    Confidentiality.

        (a) The terms and conditions of this Agreement shall be treated as confidential and shall not be disclosed by any party hereto other than to (i) its or his officers, directors, employees, accountants, lawyers, and other advisors, on a need to know basis, (ii) successors and assigns of such party and Persons considering investing in or acquiring such party or any Affiliate thereof or providing financing for the same, and (iii) as may be reasonably necessary to permit consummation of the transactions contemplated by this Agreement or for subsequent operation of UTSC Sub or the Business. The foregoing shall not prevent disclosure as required by applicable law, including federal securities laws, or by UTC as it may deem necessary or appropriate as a public company. In connection with any disclosure permitted by this Section 9.13, the disclosee shall be instructed to comply with the obligations of this paragraph.

        (b) In the event that the Closing does not occur, each of UTSC Sub, on the one hand, and Medicomp, on the other hand, shall treat as confidential and shall not disclose other than to its or his officers, directors, employees, accountants, lawyers, and other advisors, on a need to know basis, any confidential information (as defined in Section 9.13(d) below) of any of the other parties hereto. In connection with any disclosure permitted by this
Section 9.13, the disclosee shall be instructed to comply with the obligations of this Section 9.13.

        (c) At all times after Closing, the Medicomp Companies will hold in strictest confidence, and will not use or disclose to any third party other than their officers, directors, employees, accountants, lawyers, and other advisors, on a need to know basis, any confidential information (as defined in Section 9.13(d) below) of the Medicomp Companies or other Affiliates or of UTSC Sub or any of their Affiliates obtained by the Medicomp Companies at any time prior to Closing. In connection with any disclosure permitted by this
Section 9.13, the disclosee shall be instructed to comply with the obligations of this Section 9.13.

        (d)    The term "confidential information" as used in this Section
9.13 shall mean all non-public information relating to a party and its Affiliates. "Confidential information" of a party includes, without limitation, information relating to services and products of such party and its Affiliates, marketing or promotion of such services and products, business policies or practices, customers, suppliers, or such other information received from others that the party or its Affiliates is obligated to treat as confidential. "Confidential information" shall not include, however, information that: (i) is or becomes generally known or available to the public through no fault of any of the parties to whom disclosure is made, (ii) was given to third parties by the disclosing party without restriction on use or disclosure, (iii) was known by the parties to whom disclosure is made prior to receiving such information from the disclosing party, or (iv) is required to be disclosed pursuant to any court order, law or regulation, after providing notice to the disclosing party; provided, however, that in the event of a dispute disclosure, the party to whom disclosure was made shall bear the burden of proof of demonstrating that the confidential information falls within one of the above exceptions.

9.14       Disclosure Schedules.

           Disclosure of any fact or item in any Disclosure Schedule shall, should the existence of the fact or item or its contents be relevant to any other Disclosure Schedule and such relevance shall be clear on its face, be deemed to be disclosed with respect to that other Disclosure Schedule whether or not any explicit cross-reference appears therein. Disclosure of any matter in the Disclosure Schedules shall not be deemed to imply that such matter is or is not material. Disclosure of any matter in the Disclosure Schedules shall not constitute an admission or raise any inference that such matter constitutes a violation of law or an admission of liability or facts supporting liability.

ARTICLE 10.      INTERPRETATION OF THIS AGREEMENT

10.1    Terms Defined.

        As used in this Agreement, the following terms have the respective meanings set forth below or in the location indicated:

        Accounting Arbitrator - see Section 8.2(c).

        Acquisition - see Recitals.

        Affiliate - a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person, or (ii) which beneficially owns or holds 20% or more of any class of the voting stock of another Person, or (iii) 20% or more of the voting stock (or in the case of a Person which is not a corporation, 20% or more of the equity interest) of which is beneficially owned or held by another Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

        Agreement - this Asset Purchase Agreement, including the Exhibits and Schedules hereto.

        Anniversary Date - see Section 1.5.

        Average Anniversary Closing Price - see Section 1.5.

        Business - a medical device manufacturer in the case of Medicomp, Inc. and a telemedicine services company in the case of Telemedical Procedures LLC.

        Business Day - any day which is not a Saturday, Sunday or a bank holiday in either Florida or Maryland, USA.

        Cash Consideration - see Section 1.3.

        Claim Notice - see Section 8.2(a).

        Closing - see Section 1.2.

        Closing Date - see Section 1.2.

        Consideration - any cash or non-cash consideration of any kind whatsoever, whether tangible or intangible, direct or indirect.

        Contract - except as specifically provided in this Agreement, any written agreement, contract, lease, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, commitment, undertaking, instrument or arrangement of any kind. Without limiting the generality of the foregoing, any agreement, commitment, undertaking or arrangement of any kind with a Governmental Agency shall constitute a "Contract" whether it was entered into voluntarily or pursuant to applicable law or in settlement of a claim or possible claim by such Governmental Agency, or otherwise.

        Designated Claim - see Section 8.l(a)(ii).

        Designated Claim Loss - see Section 8.1(a)(ii).

        Designated Contracts - see the Contracts included or listed on
        Schedule 3.22.

        Disposition - see Section 7.3(a).

        Dollar or $ - means United States dollars.

        Environmental Requirements - any currently existing United States or other country's central, provincial, regional, federal, state or local laws, statutes and common law, ordinances, regulations, permits, orders, licenses, approvals, authorizations or similar requirements of any Government Authority and all judicial and administrative agency decrees, judgments and orders, in each case relating to safety, health or the environment, including without limitation, those pertaining to soils, subsurface, air, surface water and ground water, land use, Hazardous Materials, waste, disposal, noise, odor and other human health or environmental matters.

        Equipment - any machinery, tools, appliances, vehicles, furniture, fixtures, equipment, computers (and related software systems), parts or similar tangible personal Property.

        Escrow - the escrow established by the parties hereto pursuant to the Escrow Agreement.

        Escrow Agent - Mahon, Patusky Rothblatt & Fisher, Chartered as initial escrow agent, and Chicago Title or its successor as successor escrow agent, which shall serve as escrow agent of the Escrow pursuant to the Escrow Agreement.

        Escrow Agreement - the Escrow Agreement entered into by and among the parties hereto in the form attached hereto as Exhibit A.

        Escrow Securities - see Section 1.3(b).

        Exchange Act - the Securities Exchange Act of 1934, as amended.

        Expiration Date - see Section 8.2(e).

        Exploitation - the use, display, reproduction, manufacturing, distribution, licensing, sublicensing, sale, representation or any other exercise of any Proprietary Rights, or any rights relating thereto, in any product, work, technology, process or other form or manner, including without limitation to any online use or transmission via Internet or other electronic medium, whether now known or hereafter devised. "Exploit" means to so use, display, reproduce, manufacture, distribute, license, sublicense, sell, represent or otherwise exercise any Proprietary Rights, or any rights relating thereto.

        Financial Statements - see Section 3.7.

        Governmental Agency - any United States or other country's central, provincial, regional, federal, state or local government or any political subdivision thereof or any department, commission, board, bureau, agency, court, panel or other instrumentality of any kind of any of the foregoing or any quasi-governmental entity of any kind or type.

        Hazardous Materials - any substance:

        (i) which is (upon the Closing) defined as a hazardous substance, hazardous material, hazardous waste, extremely hazardous substance, extremely hazardous material, extremely hazardous waste, pollutant, contaminant, toxic substance, toxic material, toxic waste or any similar term in any Environmental Requirement;

        (ii) which is hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous,

        (iii)  which is regulated under any Environmental Requirement;

        (iv) the presence of which on the Real Property causes or threatens to cause a nuisance upon the Real Property or to adjacent properties or poses or threatens to pose a hazard to the Real Property or to the health or safety of Persons on or about the Real Property;

        (v) which is petroleum or a petroleum substance or a petroleum product, including without limitation gasoline, diesel fuel or other petroleum hydrocarbons;

        (vi) which is asbestos or an asbestos compound or which contains asbestos; or

        (vii) which is a PCB (polychlorinated biphenyl) or a PCB compound or contains PCBs.

        Immigration Laws - see Section 3.20(a)(vi).

        Incentive Bonus Pool Agreement - see Section 6.4(a)(v).

        Knowledge - means the actual knowledge of the Person to whom the reference is made.

        Licensed Proprietary Rights - see Section 3.17(a).

        Law - see Section 3.14(a).

        Lien - any mortgage, deed of trust, security interest, retention of title or lease for security purposes, pledge, charge, encumbrance, equity, claim, easement, right of way, covenant, limitation, condition or restriction, leasehold interest or any right of any kind of any other Person in or with respect to any Property.

        Liquidated Claim Notice - see Section 8.2(a).

        Lock-Up Period - see Section 7.3(a).

        Losses - see Section 8.1(a).

        Materially Adverse - with respect to a Party, shall mean materially adverse to such Party or its business, financial condition, results of operations, liabilities, assets, properties, sales, operations, or prospects, taken as a whole.

        Medicomp Assets - all assets listed on Schedule 1.1(a) hereto.

        Medicomp Cash Consideration - see Section 1.3.

        Medicomp Common Stock - common stock, $.01 par value per share, of Medicomp, Inc.

        Medicomp Companies - see introductory paragraphs.

        Medicomp, Inc. - see introductory paragraphs.

        Medicomp Indebtedness - all current liabilities and long-term debt of the Medicomp Companies, including without limitation, (i) all accounts payable, long-term debt due within one-year, short-term borrowings, accrued expenses including officer's compensation, salaries and payroll taxes, and other liabilities, (ii) all debt for borrowed money or for the deferred purchase price of property or services, and other interest-bearing obligations, of the Medicomp Companies, (iii) all obligations under leases that are or should be, under generally accepted accounting principles related to the preparation of consolidated financial statements, as consistently applied by Medicomp in past years, treated as capital leases of the Medicomp Companies, (iv) all debt for borrowed money or for the deferred purchase price of property or services, or capital leases, in respect of which the Medicomp Companies have provided their Guarantee (other than the Guarantee of the Real Property Lease by the Medicomp Companies), (iv) all principal, interest and other amounts outstanding (and any penalties or other amounts attributable to the repayment thereof at the Closing) by the Medicomp Companies to any lender, bank or financial institution, whether by loan, line of credit, or bank overdraft, (v) all overdue or deferred social security contributions or pension fund payments or other payments in respect of Taxes (including interest and penalties thereon accrued Closing), (vi) any deferred payment in respect of any court orders or judgments or settlements arising prior to the Closing Date, and (vii) any deferred severance payments in connection with dismissal of any employees prior to the Closing Date to the extent treated as indebtedness under generally accepted accounting principles of the United States.

        Medicomp Liabilities - all liabilities listed on Schedule 1.1(b) hereto.

        Medicomp Preferred Stock - the preferred stock of Medicomp as authorized by the Medicomp Articles of Incorporation and described in detail on Schedule 3.3.

        Medicomp Proprietary Rights - see Section 3.17(a).

        Medicomp Stockholders - holders of outstanding securities of Medicomp, Inc. and members of Telemedical Procedures LLC entitled to vote with respect to the Acquisition.

        Net Sales - with respect to any Product, the invoiced sales price of such Product billed by UTSC Sub and its Affiliates to Third Parties less the following: (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such Third Parties for damaged, obsolete, outdated, rejected or returned Product and for retroactive price reductions in lieu of returned Product; (b) actual shipping and handling, freight and insurance costs incurred in transporting such Product in final form to such Third Parties; (c) cash, quantity, and trade discounts; (d) sales, use, excise, tariffs, value-added and other taxes or governmental charges incurred in connection with the sale, exportation or importation, transportation, or delivery of such Product in final form; and (e) bad debts or uncollectible accounts. Net Sales shall not include (i) Products distributed to Third Parties solely for marketing and advertising purposes, or as samples for testing, evaluation or promotion purposes, and (ii) sales among UTSC Sub and its Affiliates, although Net Sales shall include subsequent sales by UTSC Sub and its Affiliates to a Third Party.

        Ordinary Course of Business - the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        Owned Proprietary Rights - see Section 3.17(a).

        Patent Rights - (i) all domestic and international issued patents and patent applications set forth in Schedule 3.17(a) attached hereto which are owned by or licensed to the Medicomp Companies which claim (a) a Product, (b) the process of manufacture or use of a Product, or (c) a congener described within the patents or patent applications set forth Schedule 3.17(a), and (ii) any and all reissues, extensions, substitutions, confirmations, registrations, revalidations, renewals, supplementary protection certificates, additions, continuations, continuations-in-part, divisions, or foreign equivalents to any such patents and patent applications set forth in Schedule 3.17(a).

        Permitted Lien - (a) Liens for taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) Liens existing on the Closing Date and judgments and other similar Liens fully reflected on the Schedules hereto, and (c) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of business or materially impair the value of the property subject thereto.

        Person - an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a Governmental Agency.

        Product - shall mean any product that is designed or manufactured by Medicomp, Inc. and any service provided by Telemedical Procedures LLC.

        Promissory Note - see Section 1.3(c).

        Property - any interest of the Medicomp Companies in any kind of property or asset, whether real, personal or mixed, tangible or intangible, and wherever located, including without limitation money and the other Medicomp Assets, and including, without limitation, the Business and the goodwill and value of the Medicomp Companies as a going concern.

        Proprietary Rights - all trademarks, service marks, trade dress, copyrights and trade names, and all applications for or registrations of any of the foregoing, marketing or promotional designs, rights against other Persons in respect of the any of the foregoing and any other promotional Properties used or useful or developed or acquired for use in the Business. All privacy, publicity, property, moral or other such similar rights ("droit moral"). All patents, patent rights, patent applications, letters patent, trade secrets, inventions, models, processes, designs, licenses, business rights, rights to exclude others, information as to the identities or requirements of customers or potential customers, market information, market analyses, marketing plans, operating or management policies, procedures and forms, and all other proprietary rights used or useful or developed or acquired for use in the Business.

        Real Property Leases - the leases of real property under which the Medicomp Companies are lessees, all as set forth on Schedule 3.11.

        Release - any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching or disposing into the environment of any Hazardous Material.

        Response Period - see Section 8.2(a).

        SEC - Securities and Exchange Commission.

        SEC Documents - see Section 4.7.

        Securities Act - the Securities Exchange Act of 1933, as amended.

        Shares - see Section 1.3.

        Tax or Taxes - any United States or other country's central, provincial, regional, federal, state, local or other jurisdictional tax, import or export fees, duties or tariffs, assessments, fees (including without limitation, documentation, license, filing and registration fees), customs' fees, social security payments or contributions, social contribution payments, or other charges of any other nature or kind whatsoever, levied by a Governmental Authority, including without limitation (a) taxes imposed or based on or with respect to or measured by any net or gross income or receipts, (b) value added, transfer, excise, sales, use, gross receipts or other similar taxes, (c) any franchise taxes, taxes on doing business, license taxes, occupational taxes, gross receipts taxes or capital stock taxes (including any minimum taxes and taxes measured by any item of tax preference), (d) taxes based upon or imposed with reference to real or personal property ownership, (e) compulsory social welfare and social security funds, (f) employment taxes that are required to be paid or collected, or any other employment related tax imposed by any other federal, state or other jurisdiction, (g) any withholding for Taxes, and (h) any taxes similar to or in the nature of those taxes described in (a), (b), (c), (d), (e), (f) or (g) above, together with any penalties, fines, interest, or other additions to any such taxes or other charges however imposed, withheld, levied or assessed.

        Tax Losses - see Section 8.l(a)(iv).

        Telemedical Cash Consideration - see Section 1.3.

        Telemedical Procedures LLC - see introductory paragraphs.

        Third Party - any individual or entity other than the Medicomp Companies, UTSC Sub, UTC and their respective Affiliates.

        Transaction Agreements - this Agreement, the Escrow Agreement, the Registration Rights Agreement, and the Incentive Bonus Pool Agreement.

        Transfer Agent - the transfer agent for UTC, which at the date hereof is The Bank of New York.

        Unliquidated Claim - see Section 8.2(a).

        UTC - see introductory paragraphs.

        UTC Common Stock - the common stock of UTC, par value $.01 per share.

        UTC Shares - see Section 1.3(c).

        UTSC - Unither Telemedicine Services Corporation, a Delaware corporation, a wholly owned subsidiary of UTC.

        UTSC Sub - see introductory paragraphs.

10.2    References.

        All terms such as "herein," "hereby" or "hereunder" refer to this Agreement as a whole. The use of the terms "including", "include" and "includes" followed by one or more examples is intended to be illustrative and shall not be deemed or construed to limit the scope of the classification or category to the examples listed.

10.3    Headings, Schedules.

        The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted as though they did not appear herein. The Schedules and Attachments to this Agreement form an integral part of this Agreement.

10.4    Fair Construction.

        This Agreement shall be given a fair and reasonable construction in accordance with the intention of the parties and without regard to the drafter thereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                    UTSC SUB ACQUISITION, INC.



                                    By:   /s/ Martine Rothblatt
                                        -------------------------------------
                                            Martine Rothblatt, CEO



                                    UNITED THERAPEUTICS CORPORATION



                                    By:   /s/ Martine Rothblatt
                                        -------------------------------------
                                            Martine Rothblatt, CEO




                                    MEDICOMP, INC.



                                    By:   /s/ Ricardo Balda
                                        -------------------------------------
                                            Ricardo Balda., President


                                    TELEMEDICAL PROCEDURES LLC



                                    By:   /s/ Ricardo Balda
                                        -------------------------------------
                                            Ricardo Balda., President